UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2022

CorpHousing Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41473	82-3334945
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2125 Biscayne Blvd Suite 253 Miami, Florida	33137
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 833-723-7368

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	CHG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01. Other Events.

On August 16, 2022, CorpHousing Group Inc. (the “Company”) consummated its initial public offering (“IPO”) of 3,375,000 shares of the Company’s common stock, par value $0.00001 per share (the “Shares”). The Shares were sold at a price of $4.00 per share, generating gross proceeds to the Company of $13,500,000. The issuance of the Shares was registered under the Securities Act of 1933, as amended (the “Act”), under a Registration Statement on Form S-1 (No. 333-262114). Maxim Group LLC acted as lead book-running manager and Joseph Gunnar & Co LLC acted as co-joint book running manager for the IPO.

The Company is engaged in the short-term rental of hotel units to guests across major metropolitan cities in the United States. The Company’s goal is to leverage technology to cost-effectively identify, acquire, furnish, manage and market its accommodation units to business and vacation travelers, while providing its guests Heroic ServiceTM under the Company’s consumer brands, SoBeNY and LuxUrban. The Company is building a growing portfolio of leased properties that it seeks to provide to guests for short-term stays at rental and occupancy rates that exceed the Company’s total cost and expenses for such properties.

The Company plans to use between $5 million and $7.5 million of the net proceeds of the IPO to fund letters of credit on refundable security deposits for properties to grow its accommodations units portfolios.

Upon the election of the holders of the Company’s bridge notes issued in May and June 2022, the Company would be required to pay up to $2.1 million of principal thereon (inclusive of interest and prepayment premiums). Such election must be made by such holders within seven business days of the consummation of the IPO. The Company also has the right to prepay all or a portion of these notes. Neither the holders of the notes nor the Company has made any decision to demand payment or elect to prepay any portion of such notes as of the date of this Current Report on Form 8-K.

The Company used approximately $1.5 million of the net proceeds of the IPO to repay certain of its related-party indebtedness and transaction completion bonuses to two executive officers. The Company also paid each of its four independent directors their first annual director’s fee of $72,000.

The Company intends to use the remaining net proceeds from the IPO for working capital and other general corporate purposes, including the acquisition of additional accommodation units, developing its SoBeNY and LuxUrban brands and the servicing of its existing and future indebtedness.

The Company granted the underwriters an option for a period of 45 days to purchase up to 506,250 additional shares of the Company’s common stock at a purchase price of $4.00 per share to cover-over-allotments, if any. If the underwriters exercise this option in full, the total underwriting discounts and commissions with respect to the over-allotment will be $162,000, and total proceeds, before expenses to the Company will be $1,863,000.

The Company issued to the underwriters at the closing of the IPO compensation warrants entitling the underwriters to purchase up to 135,000 shares of the Company’s common stock, representing 4.0% of the aggregate number of shares of common stock issued in the IPO at an exercise price per share of $4.40 (110% of the initial public offering price per share).

On August 11, 2022, the Company issued a press release, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K, announcing the pricing of the IPO.

On August 16, 2022, the Company issued a press release, a copy of which is attached as Exhibit  99.2 to this Current Report on Form 8-K, announcing the closing of the IPO.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of August 11, 2022, by and between CorpHousing Group LLC and Maxim Group LLC(**)
3.1	Certificate of Incorporation(*)
3.1.1	Amendment No. 1 to Certificate of Incorporation(*)
3.2	Bylaws(*)
3.3	Certificate of Conversion from LLC to “C” corporation(*)
4.1	Specimen common stock certificate(*)
4.2	October 2021 Warrant(*)
4.2.1	Addendum to the THA Contingent Warrants(*)
4.3	November 2021 Warrant(*)
4.3.1	Addendum to the EBOL Contingent Warrants(*)
4.4	Representative’s Warrant(**)
4.5	Form of May/June 2022 Warrant(*)
10.1	2022 Performance Equity Plan(*)
10.2	Employment Agreement with Brian Ferdinand(*)
10.3	Employment Agreement with David Gurfein(*)
10.4	Employment Agreement with Shanoop Kothari(*)
10.5	Employment Agreement with Kevin J. Mikolashek(*)
10.6	Employment Agreement with Karl Rothman(*)
10.7	Employment Agreement with Jimmie Chatmon(*)
10.8	October 2021 Note(*)
10.8.1	Amendment No. 1 to October 2021 Note(*)
10.8.2	Amendment No. 2 to October 2021 Note(*)
10.9	November 2021 Note(*)
10.9.1	Amendment No. 1 to November 2021 Note(*)
10.10	Form of Directors and Officers Indemnification Agreement(*)
10.11	Form of 2022 Insider Bridge Note(*)
10.12	Form of 2022 Insider Bridge Warrant(*)
10.13	Securities Purchase Agreement, dated May 27, 2022(*)
10.14	Amendment No. 1, dated June 30, 2022, to Securities Purchase Agreement, dated May 27, 2022(*)
10.15	Securities Purchase Agreement, dated June 30, 2022(*)
10.16	Form of May/June 2022 Note(*)
10.17	Form of Security and Guaranty Agreement Related to the May/June 2022 Notes(*)
10.18	Amended and Restated Registration Rights Agreement(*)
99.1	Press release dated August 11, 2022(**)
99.2	Press release dated August 16, 2022(**)
99.3	Audit Committee Charter(*)
99.4	Compensation Committee Charter(*)
99.5	Nominating Committee Charter(*)

*Filed as exhibit to Registration Statement on Form S-1 (No. 333-262114).

**Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 16, 2022

CORPHOUSING GROUP INC.

By:	/s/ Brian L. Ferdinand
Brian L. Ferdinand
Chairman and Chief Executive Officer